Exhibit 15.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-284468). and the Registration Statement on Form F-3 (Registration No. 333-289941) of our report dated October 30, 2025 relating to the consolidated financial statements of Big Tree Cloud Holdings Limited, appearing in the Annual Report on its Form 20-F as of and for the year ended June 30, 2025 and 2024.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

October 26, 2026